AMENDMENT TO
PRE-ACQUISITION AGREEMENT
AMONG
CANADIAN OIL SANDS LIMITED
- AND -
1212707 ALBERTA LTD.
- AND -
CANADA SOUTHERN PETROLEUM LTD.
DATED JUNE 18, 2006
June 29, 2006

PRE-ACQUISITION AGREEMENT AMENDMENT
          THIS PRE-ACQUISITION AGREEMENT AMENDMENT (the “Amending Agreement”), dated as of June 29, 2006 between Canadian Oil Sands Limited (“Acquiror”), 1212707 Alberta Ltd. (“Offeror”), a wholly-owned Subsidiary of Acquiror, and Canada Southern Petroleum Ltd. (the “Company”);
          WITNESSES THAT, WHEREAS the Acquiror, the Offeror, and the Company entered into the Pre-Acquisition Agreement (the “Prior Agreement”) dated as of June 18, 2006, and in accordance with the Prior Agreement, the Acquiror, through Offeror, has made the Offer to acquire all of the outstanding Common Shares together with associated rights of the Company; and
          WHEREAS the parties wish to amend the Prior Agreement as set forth in this Pre-Amending Agreement;
          NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which re hereby acknowledged), the parties covenant and agree as follows:
1.	INTERPRETATION
1.1	Definitions
          Unless there is something in the subject matter or context inconsistent therewith, all terms contained in this Amending Agreement which are defined in the Prior Agreement, shall, for all purposes hereof have the meanings given to such terms in the Prior Agreement as amended by this Amending Agreement.
1.2	Meaning of Agreement
          The term Agreement where used in the Prior Agreement and this Amending Agreement means the Prior Agreement as amended by this Amending Agreement.
2.	VARIATIONS TO THE OFFER
2.1	The Offer
(a)	The definition of “Purchase Consideration” in section 1.1 of the Prior Agreement is amended by replacing “U.S.$9.75” with “U.S.$11.10”.

(b)	Section 2.1(a)(ii) of the Prior Agreement is amended by replacing “U.S.$9.75” with “U.S.$11.10”.

(c)	The Offeror shall use its reasonable commercial efforts to issue and mail to Shareholders and Optionholders a notice of variation to the Offer (the “Notice of Variation”) (and the Offer as varied by the Notice of Variation is in the Agreement referred to as the “Offer”) on or before 12:00 midnight (Calgary time) on July 3, 2006 and, in any event, shall issue and mail the Notice of Variation to Shareholders and Optionholders no later than 12:00 midnight (Calgary time) on July 5, 2006.
2.2	Conditions Precedent
(a)	The obligation of the Offeror to issue and mail the Notice of Variation as contemplated in Section 2.1(c) shall be conditional upon the following:
(i)	no event shall have occurred or circumstance shall exist which would make it impossible or impracticable to satisfy one or more of the conditions of the Offer described in Schedule 2.1(a) of the Prior Agreement; and

(ii)	each of the representations and warranties of the Company which are set out in the Agreement shall be true and correct in all material respects at the date that the Notice of Variation is proposed to be issued, other than the representations and warranties of the Company set forth in Section 6.7 of the Prior Agreement, which shall be true and correct as of the date of the Prior Agreement, and in Section 6.37 of the Prior Agreement, which shall be true and correct as of June 29, 2006, and the Company shall have complied in all material respects with each of its covenants and obligations set out in the Agreement.
(b)	The foregoing conditions in paragraph (a) are for the exclusive benefit of the Acquiror, on its own behalf and on behalf of the Offeror, and may be waived by the Acquiror, on its own behalf and on behalf of the Offeror, in whole or in part, in its sole discretion.
2.3	Company Action
(a)	The Company represents and warrants to the Offeror that the Board, after consultation with its legal and financial advisors, has unanimously determined that the Offer is fair to the Shareholders and is in the best interests of the Company and the Shareholders. Subject to Section 3.2, the Company will use its reasonable commercial efforts to issue a notice of change to the Director’s Circular and an amendment to its Schedule 14D-9 recommending that Shareholders accept the Offer (the “Directors’ Circular Notice of Change”) concurrent with the issue and mailing of the Notice of Variation by the Offeror, and in any event, the Company shall issue such Directors’ Circular Notice of Change no later than 12:00 midnight (Calgary time) on July 5, 2006.
(b)	The Company shall co-operate with the Offeror, use reasonable commercial efforts to support the Offer and provide the Offeror with a draft copy of the Directors’ Circular Notice of Change to be mailed to Shareholders prior to the mailing thereof, on a confidential basis, and shall provide the Offeror with a reasonable opportunity to review and provide any comments thereon. The Company shall mail the Directors’ Circular Notice of Change within the time frame indicated above and the Offeror and the Company shall cooperate in attempting to jointly mail the Notice of Variation and the Directors’ Circular Notice of Change. The Company shall also file the Directors’ Circular Notice of Change on a timely basis with all applicable Regulatory Authorities. The Directors’ Circular Notice of Change will set forth in prominent type, among other things, the determinations and recommendations of the Board as set forth in Section 2.3(a) and the intention of members of the Board and officers to tender their Common Shares to the Offer. The Directors’ Circular Notice of Change shall also comply with the applicable rules governing the recommendation or solicitation by the subject company and others set forth in Rule 14d-9 and Rule 14e-2 promulgated under the U.S. Securities Exchange Act of 1934.
(c)	The Directors’ Circular Notice of Change, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with all applicable laws, including all Applicable Corporate Laws and all Applicable Securities Laws, and shall in all material respects comply with the requirements of all applicable laws.
2.4	Notice of Variation
          The Offeror shall provide the Company with a draft copy of the Notice of Variation as well as any other documents in connection with the Notice of Variation to be mailed to Shareholders and Optionholders on or after the date hereof (including any notices of change or variation), prior to the mailing thereof (collectively, the “Notice of Variation Documents”), on a confidential basis, and shall provide the Company with a reasonable opportunity to review and provide comments thereon. The Offeror shall file the Notice of Variation Documents on a timely basis with the Regulatory Authorities. The Notice of Variation Documents, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with any applicable law, including, without limitation, all Applicable Corporate Laws and all Applicable Securities Laws, and shall in all material respects comply with the requirements of applicable law, including all Applicable Corporate Laws and all Applicable Securities Laws.
2.5	Press Releases
          Each of the parties shall issue its press release upon execution of this Amending Agreement in the forms set forth in Schedule 2.5 hereto. The parties shall consult each other with respect to any further public disclosures respecting the Agreement, the Offer or any matter related thereto.
2.6	Section 3.2(d) of the Prior Agreement
          Section 3.2(d) of the Prior Agreement is amended by adding the following sentence to the end:
“Notwithstanding the above, for the period from June 30, 2006 to and including July 4, 2006 “72 hours” shall read “96 hours”.”

2.7	Section 4.1 of the Prior Agreement
          Section 4.1 of the Prior Agreement is amended by replacing all of the words after Section 4.1(f) with the following:
“the Company shall pay forthwith to the Offeror a cash amount equal to four percent (one percent of the aggregate transaction value in the case of a breach by the Company of a material representation or warranty as contemplated by Section 4.1(c)) of the aggregate transaction value contemplated by this Agreement and the Offer (and for the purposes of determining such aggregate transaction value, it shall be assumed that all of the outstanding Common Shares on a fully diluted basis are acquired pursuant to the Offer) (the “Termination Fee”).”
3.	REPRESENTATIONS AND WARRANTIES
3.1	Restatement
(a)	The representations and warranties of each of the parties contained in the Prior Agreement, other than the representations and warranties of the Company contained in Sections 6.7 and 6.37 of the Prior Agreement, are restated as of the date of this Amending Agreement as if set out in full in this Amending Agreement.
(b)	The Company hereby represents and warrants that as at June 29, 2006, the Company has in excess of $20 million in cash and cash equivalents and has no debt.
4.	OTHER
4.1	Counterparts
          This Amending Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

          In witness whereof, Acquiror, the Offeror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANADIAN OIL SANDS LIMITED
By:	/s/ Allen R. Hagerman
	Name:	Allen R. Hagerman
	Title:	Chief Financial Officer

By:	/s/ Trudy M. Curran
	Name:	Trudy M. Curran
	Title:	General Counsel and Corporate Secretary

1212707 ALBERTA LTD.
By:	/s/ Allen R. Hagerman
	Name:	Allen R. Hagerman
	Title:	Chief Financial Officer

CANADA SOUTHERN PETROLEUM LTD.
By:	/s/ Pat Finnerty
	Name:	Pat Finnerty
	Title:	Secretary